Exhibit 4.2

AMENDMENT TO THE

BAYLAKE CORP.

2010 EQUITY INCENTIVE PLAN

THIS AMENDMENT is made as of April 30, 2016, by Nicolet Bankshares, Inc. (the “Company”), as successor to Baylake Corp.

WHEREAS, pursuant to the merger transaction (the “Merger”) contemplated by that certain Agreement and Plan of Merger between Baylake Corp. and the Company, dated September 8, 2015 (the “Merger Agreement”), Baylake Corp. was merged with and into the Company, with the Company being the surviving entity, and resulting in all shares of issued and outstanding common stock of Baylake Corp. being exchanged for shares of the Company’s common stock.

WHEREAS, in connection with the Merger, the Company has assumed sponsorship of the Baylake Corp. 2010 Equity Incentive Plan (the “Plan”) solely for the purpose of providing for the administration of awards previously issued and continuing to be outstanding immediately prior to the Merger.

WHEREAS, in connection with its assumption of the sponsorship of the Plan, the Company wishes to amend the Plan to reflect the change in Plan sponsorship; to reflect that shares of common stock of the Company have been substituted for shares of common stock of Baylake Corp. as the shares reserved for issuance in connection with the settlement of awards granted and outstanding under the Plan; and to make other conforming changes to the Plan resulting from the consequences of the Merger.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended, effective immediately following the “Effective Time,” as that term is defined in the Merger Agreement, as follows:

1.           By deleting the phrase “Baylake Corp. 2010 Equity Incentive Plan” each time it appears in the Plan and substituting therefor the phrase “Nicolet Bankshares, Inc. 2010 Equity Incentive Plan.”

2.           By deleting Section 2(c) in its entirety and by substituting therefor the following new Section 2(c):

“(c)          ‘Board’ means the Board of Directors of the Company.”

3.           By deleting Section 2(f) in its entirety and by substituting therefor the following new Section 2(f):

“(f)           ‘Common Stock or stock’ shall mean the authorized and issued or unissued shares of common stock of the Company.”

4.           By deleting Section 2(h) in its entirety and by substituting therefor the following new Section 2(h):

“(h)          ‘Committee’ shall be the Compensation Committee of the Board, unless the Board designates a different qualifying Committee. Except as otherwise determined by the Board, the Committee shall be so constituted as to permit grants to be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended, by virtue of Rule 16b-3, as such rule is then in effect and to permit the Plan to comply with Section 162(m) of the Code and any regulations promulgated thereunder, or any other statutory rule or regulatory requirements.”

5.           By deleting Section 2(i) in its entirety and by substituting therefor the following new Section 2(i):

“(i)           ‘Company’ shall mean Nicolet Bankshares, Inc., and, as the context requires, its direct and indirect subsidiaries, and partnerships and other business ventures in which the Company or its direct or indirect subsidiaries have a significant equity interest, as determined in the sole discretion of the Committee. For purposes of defining whether a Participant is receiving stock of a ‘service recipient’ under Section 409A of the Code and guidance thereunder, the term ‘Company’ shall be deemed to include the broadest definition of entities permissible under such guidance.”

6.           By deleting Section 2(o) in its entirety and by substituting therefor the following new Section 2(o):

“(o)          ‘Plan’ shall mean the Nicolet Bankshares, Inc. 2010 Equity Incentive Plan, formerly known as the Baylake Corp. 2010 Equity Incentive Plan.”

7.           By adding a new final sentence to Section 3, as follows:

“From and after April 30, 2016, no person shall be eligible to receive an Award under the Plan.”

8.           By deleting Section 4 in its entirety and by substituting therefor the following new Section 4:

“4.            Common Stock Available for Awards. Subject to adjustment as provided in Section 14 hereof, the number of shares of Common Stock that may be issued under the Plan for Awards during the term of the Plan is 338,775 shares, such number being reduced, however, by the number of shares of the common stock of Baylake Corp. issued, if any, pursuant to Awards prior to the adoption of the Plan by the Company effective April 30, 2016. In determining any reduction required by the immediately preceding sentence, the number of shares of Baylake Corp. common stock issued under the Plan shall be adjusted by the conversion ratio applied to the conversion of Baylake Corp. common stock into shares of the Common Stock in connection with the merger of Baylake Corp. with and into the Company. Shares of Common Stock issuable pursuant to the Plan may be treasury shares or authorized but unissued shares of Common Stock, or a combination of the two.”

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9.           By adding a new final sentence to the head language of Section 7, as follows:

“From and after April 30, 2016, no Awards shall be granted under the Plan.”

Except as specifically amended hereby, the remaining provisions of the Plan shall remain in full force and effect as prior to the adoption of this Amendment.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of the date first above written.

NICOLET BANKSHARES, INC.:

By:

Title:

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BAYLAKE CORP.

2010 EQUITY INCENTIVE PLAN

1. Objectives. The Baylake Corp. 2010 Equity Incentive Plan is designed to attract and retain certain selected officers, key employees, non-employee directors and consultants whose skills and talents are important to the Company’s operations, and reward them for making major contributions to the success of the Company. These objectives are accomplished by making awards under the Plan, thereby providing Participants with a proprietary interest in the growth and performance of the Company.

2. Definitions.

(a) “Award” shall mean an Option, share of Restricted Stock, Restricted Stock Unit or SAR (stock appreciation right) awarded to a Participant pursuant to such terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

(b) “Award Agreement” shall mean the agreement that sets forth the terms, conditions and limitations applicable to an Award.

(c) “Board” shall mean the Board of Directors of Baylake Corp.

(d) “Cause” shall mean the discharge of an employee on account of fraud or embezzlement against the Company or serious and willful acts of misconduct which are detrimental to the business of the Company.

(e) “Change of Control” shall mean any of the following:

(i) the acquisition by any individual, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”);provided, however, that the following acquisitions of common stock shall not constitute a Change of Control: (A) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege or by one person or a group of persons acting in concert), (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a reorganization, merger, statutory share exchange or consolidation which would not be a Change of Control under paragraph (iii) of this Section 2(e); or

(ii) individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened “election contest” or other actual or threatened “solicitation” (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) of proxies or consents by or on behalf of a person other than the Incumbent Board; or

(iii) consummation of a reorganization, merger, statutory share exchange or consolidation, unless, following such reorganization, merger, statutory share exchange or consolidation, (A) more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, statutory share exchange or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger, statutory share exchange or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, statutory share exchange or consolidation, (B) no person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger, statutory share exchange or consolidation and any person beneficially owning, immediately prior to such reorganization, merger, statutory share exchange or consolidation, directly or indirectly, more than 50% of the Outstanding Company Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, statutory share exchange or consolidation or the combined voting power of the then outstanding voting securities of such corporation, entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger, statutory share exchange or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

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(iv) consummation of (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (1) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no person (excluding the Company and any employee benefit plan (or related trust) of the Company or such corporation and any person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, more than 50% of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

(f) “Common Stock” or “stock” shall mean the authorized and issued or unissued $5.00 par value common stock of the Company.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(h) “Committee” shall be the Personnel and Compensation Committee of the Board, unless the Board designates a different qualifying Committee. Except as otherwise determined by the Board, the Committee shall be so constituted as to permit grants to be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended, by virtue of Rule 16b-3 thereunder, as such rule is currently in effect or as hereafter modified or amended, and to permit the Plan to comply with Section 162(m) of the Code and any regulations promulgated thereunder, or any other statutory rule or regulatory requirements.

(i) “Company” shall mean Baylake Corp., its direct and indirect subsidiaries, and partnerships and other business ventures in which Baylake Corp. or its direct or indirect subsidiaries have a significant equity interest, as determined in the sole discretion of the Committee. For purposes of defining whether a Participant is receiving stock of a “service recipient” under Section 409A of the Code and the guidance thereunder, this definition of “Company” shall be deemed to include the broadest definition of entities permissible under such guidance.

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(j) “Fair Market Value” shall mean the closing sale price of Common Stock on the Over-The-Counter Bulletin Board (or if the Common Stock is not then traded on the Over-The-Counter Bulletin Board, the closing price on such other exchange or inter-dealer quotation system on which the Common Stock is listed) as reported in any commonly-accepted electronic medium or other authoritative source on the indicated date. If no sales of Common Stock were made on said bulletin board (or other exchange or inter-dealer quotation system) on that date, “Fair Market Value” shall mean the closing sale price of Common Stock as reported for the most recent preceding day on which sales of Common Stock were made on said bulletin board (or other exchange or inter-dealer quotation system), or, failing any such sales, such other market price as the Board or the Committee may determine in conformity with pertinent law and regulations of the Treasury Department.

(k) “Incentive Stock Option” shall mean an option to purchase shares of Common Stock which complies with the provisions of Section 422 of the Code.

(l) “Nonstatutory Stock Option” shall mean an option to purchase shares of Common Stock which does not comply with the provisions of Section 422 of the Code or which is designated as such pursuant to Paragraph 7 of the Plan.

(m) “Option” shall mean (i) with respect to an employee, an Incentive Stock Option or Nonstatutory Stock Option granted to a Participant by the Committee pursuant to Section 7 hereof and (ii) with respect to any non-employee, a Nonstatutory Stock Option granted to a Participant by the Committee pursuant to Section 7 hereof.

(n) “Participant” shall mean a current, prospective or former employee, non-employee director, consultant or other person who provides services to the Company to whom an Award has been made under the Plan.

(o) “Plan” shall mean the Baylake Corp. 2010 Equity Incentive Plan.

(p) “Restricted Stock” shall mean shares of Common Stock granted to a Participant by the Committee pursuant to Section 7 hereof, which are subject to restrictions set forth in an Award Agreement.

(q) “Restricted Stock Unit” shall mean a right to receive one share of Common Stock granted to a Participant pursuant to Section 7, hereof, subject to the restrictions set forth in the Award Agreement.

(r) “Retirement” shall mean the termination of a Participant’s employment on or after age 65.

(s) “SAR” shall mean a stock appreciation right with respect to one share of Common Stock granted to a Participant pursuant to Section 7 hereof, subject to the restrictions set forth in the Award Agreement.

3. Eligibility. Current and prospective employees, non-employee directors, consultants or other persons who provide services to the Company eligible for an Award under the Plan are those who hold, or will hold, positions of responsibility and whose performance, in the judgment of the Committee or the management of the Company (if such responsibility is delegated pursuant to Section 6 hereof), can have a significant effect on the success of the Company.

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4. Common Stock Available for Awards.

(a) Number of Shares. Subject to adjustment as provided in Section 14 hereof, the number of shares that may be issued under the Plan for Awards during the term of the Plan is 750,000 shares of Common Stock, which may be treasury shares or authorized but unissued shares of Common Stock, or a combination of the two. For purposes of determining the maximum number of shares of Common Stock available for issuance under the Plan, (i) any shares of Common Stock subject to any Award under this Plan which terminates by expiration, forfeiture, cancellation, is settled in cash in lieu of shares or otherwise without the issuance of shares shall be available for grant under the Plan; (ii) upon the exercise of a stock-settled SAR or Option granted under the Plan, the full number of shares represented by the SAR or Option exercised (including any shares withheld to satisfy taxes and any shares used to exercise an Award, whether directly or by attestation) shall be treated as shares of Common Stock issued under the Plan, notwithstanding that a lesser amount of shares or cash representing shares of Common Stock may have been actually issued or paid upon such exercise; (iii) shares of Common Stock withheld to satisfy taxes on any Award, to the extent not already treated as issued pursuant to the above, shall be treated as issued hereunder; and (iv) shares of Common Stock that are repurchased by the Company with Option proceeds shall not be added to the aggregate plan limit described above.

(b) Incentive Stock Options. Subject to adjustment as provided in Section 14 hereof, up to 750,000 shares of Common Stock may be granted in the form of Incentive Stock Options.

(c) Limits. Subject to adjustment as provided in Section 14 hereof, no individual shall be eligible to receive Awards aggregating more than 375,000 shares of Common Stock reserved under the Plan during the term of the Plan and the Company will not issue more than 375,000 shares of Restricted Stock or Restricted Units during the term of the Plan. For purposes of determining the maximum number of these types of Awards available for grant under the Plan, any Awards which are forfeited to the Company, shall be treated, following such forfeiture, as Awards that have not been granted under the Plan.

(d) Securities Law Filings. The Company shall take whatever actions are necessary to file required documents with the U.S. Securities and Exchange Commission and any other appropriate governmental authorities and stock exchanges to make shares of Common Stock available for issuance pursuant to Awards.

5. Administration. The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret the Plan, to determine which persons are Plan Participants, to grant waivers of Award restrictions, and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which powers shall be executed in the best interests of the Company and in keeping with the objectives of the Plan. All determinations made by the Committee regarding the Plan or an Award shall be binding and conclusive as regards the Company, the Participants, and any other interested persons.

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6. Delegation of Authority. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange on which the Common Stock is listed, the Committee may delegate to the chief executive officer and to other senior officers of the Company its duties under the Plan, other than grants of Awards to executive officers of the Company, pursuant to such conditions or limitations as the Committee may establish. Any such delegation may be revoked by the Committee at any time.

7. Awards. The Committee shall determine the type or types of Award(s) to be made to each Participant and shall set forth in the related Award Agreement the terms, conditions and limitations applicable to each Award including any vesting requirements. In all events, upon the occurrence of a Change of Control, all Awards will become fully vested and immediately exercisable, except as otherwise expressly provided herein or in the applicable Award Agreement. The types of Awards available under the Plan are those listed in this Section 7.

(a) Option. An Option is the grant of a right to purchase a specified number of shares of Common Stock the purchase price of which shall be not less than 100% of Fair Market Value on the date of grant. In addition, the Committee may not reduce the purchase price for Common Stock pursuant to an Option after the date of grant without the consent of the Company’s shareholders, except in accordance with adjustments pursuant to Section 14 hereof. Further, an Option may not be exercisable for a period in excess of ten years. An Option may be designated by the Committee in the Award Agreement as a Nonstatutory Stock Option for all Participants or an Incentive Stock Option for Participants who are employees. An Incentive Stock Option, in addition to being subject to applicable terms, conditions and limitations established by the Committee, complies with Section 422 of the Code which, among other limitations, provides that the aggregate Fair Market Value (determined at the time the option is granted) of Common Stock for which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000; that Incentive Stock Options shall be priced at not less than 100% of the Fair Market Value on the date of the grant (110% in the case of a Participant who is a 10% shareholder of the Company within the meaning of Section 422 of the Code); and that Incentive Stock Options shall be exercisable for a period of not more than ten years (five years in the case of a Participant who is a 10% shareholder of the Company). The other restrictions and conditions of the Option will be established by the Committee and set forth in the Award Agreement.

(b) Restricted Stock or Restricted Stock Unit Award. A share of Restricted Stock is an award of one share of Common Stock, and a Restricted Stock Unit is a bookkeeping entry, granting a Participant a share of Common Stock or cash in the future, respectively, for some or no monetary consideration, as the Committee may specify, and which may contain transferability or forfeiture provisions including a requirement of future services and such other restrictions and conditions as may be established by the Committee and set forth in the Award Agreement.

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(c) SARs. An SAR is a grant of the right to receive, upon exercise, the difference between the Fair Market Value of a share of Common Stock on the date of exercise, and the “Grant Value” of each SAR. The Grant Value shall be not less than 100% of Fair Market Value on the date of grant, as set forth in the Award Agreement. The Committee may not reduce the Grant Value after the date of grant without the consent of the Company’s shareholders, except in accordance with adjustments pursuant to Section 14 hereof. The difference between the Fair Market Value on the date of exercise and the Grant Value, multiplied by the number of SARs exercised (the “Spread”), shall be paid in shares of Common Stock which have a Fair Market Value equal to the Spread, provided, however, that any fractional share shall be paid in cash. Notwithstanding the foregoing, the Company, as determined in the sole discretion of the Committee, shall be entitled to elect to settle its obligation arising out of the exercise of an SAR by the payment of cash equal to the Spread, or by the issuance of a combination of shares of Common Stock and cash, in the proportions determined by the Committee, which have a Fair Market Value equal to the Spread. The other restrictions and conditions of the SARs will be established by the Committee and set forth in the Award Agreement, provided that the period for which an SAR may be exercisable shall not exceed ten years.

8. Deferred Payment of Awards. The Committee may permit selected Participants to elect to defer payments of some or all types of Awards in accordance with procedures established by the Committee which are intended to permit such deferrals to comply with applicable requirements of the Code, including Section 409A of the Code. Dividends or dividend equivalent rights may only be extended to and made part of any Award of Restricted Stock or Restricted Stock Units, subject to such terms, conditions and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of dividend equivalents for deferred payments of Restricted Stock or Restricted Stock Units.

9. Option Exercise. The price at which shares of Common Stock may be purchased under a Option shall be paid in full at the time of the exercise in cash, either by personal check, other credit to a Participant’s bank account, wire transfer, or by means of tendering Common Stock, either directly or by attestation, valued at Fair Market Value on the date of exercise, or any combination thereof. Furthermore, in accordance with the rules and procedures established by the Committee for this purpose, the Option may also be exercised through a “cashless exercise” procedure approved by the Committee involving a broker or dealer approved by the Committee, that affords the Participant the opportunity to sell immediately some or all of the Common Stock underlying the exercised portion of the Option in order to generate sufficient cash to pay the Option exercise price and/or to satisfy withholding tax obligations related to the Option.

10. Tax Withholding. The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of shares under the Plan, an appropriate number of shares for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes, but in no event in excess of the minimum withholding required by law. The Company may defer making delivery with respect to Common Stock obtained pursuant to an Award hereunder until arrangements satisfactory to it have been made with respect to any such withholding obligation. If Common Stock is used to satisfy tax withholding, such stock shall be valued based on the Fair Market Value when the Nonstatutory Stock Option or SAR is exercised or the Restricted Stock vests. In the case of Restricted Stock Units, such stock will be valued when the Restricted Stock Units are paid to a Participant, in the case of income tax withholding, or when the Restricted Stock Units vest, in the case of employment tax withholding, unless applicable law requires a different time for withholding. Shares of Common Stock used to satisfy tax withholding obligations shall be treated as issued for purposes of determining the number of shares remaining for grant of Awards pursuant to Section 4 hereof.

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11. Amendment or Discontinuance of the Plan. The Board may, at any time, amend or terminate the Plan; provided, however, that

(a) no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board, except (i) to the extent necessary for Participants to avoid becoming subject to penalties and/or interest under Section 409A of the Code or (ii) for adjustments permitted under Section 14 hereof; and

(b) the Board may not, without further approval of the shareholders, adopt any amendment to the Plan for which shareholder approval is required under tax, securities or any other applicable law or the listing standards of the Over-The-Counter Bulletin Board (or if the Common Stock is not then traded on the Over-The-Counter Bulletin Board, the listing standards of such other exchange or inter-dealer quotation system on which the Common Stock is listed). In addition, the Board may not reduce the exercise price of an Option or the Grant Value of an SAR without the consent of the Company’s shareholders, except in accordance with the adjustments pursuant to Section 14 hereof.

12. Termination of Employment or Service. If the employment of a Participant terminates, other than pursuant to paragraphs (a) and (b) of this Section 12, all unexercised, deferred and unpaid Awards shall terminate 90 days after such termination of employment or service, unless the Award Agreement provides otherwise, and during such 90-day period shall be exercisable only to the extent provided in the Award Agreement. Notwithstanding the foregoing, if a Participant’s employment is terminated for Cause, to the extent the Award is not effectively exercised or has not vested prior to such termination, it shall lapse or be forfeited to the Company immediately upon termination. In all events, an Award will not be exercisable after the end of its term as set forth in the Award Agreement.

(a) Retirement. When a Participant’s employment terminates as a result of Retirement, the Committee (in the form of an Award Agreement or otherwise) may permit Awards to continue in effect beyond the date of Retirement, and the exercisability and vesting of any Award may be accelerated. Notwithstanding the foregoing, unless otherwise determined by the Committee (in the form of an Award Agreement or otherwise), a vested Nonstatutory Stock Option or SAR shall remain exercisable for one year after the Participant’s Retirement date.

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(b) Death or Disability of a Participant.

(i) In the event of a Participant’s death, the Participant’s estate or beneficiaries shall have a period specified in the Award Agreement within which to receive or exercise any outstanding Award held by the Participant under such terms, and to the extent, as may be specified in the applicable Award Agreement. Rights to any such outstanding Awards shall pass by will or the laws of descent and distribution in the following order: (a) to beneficiaries so designated by the Participant; if none, then (b) to a legal representative of the Participant; if none, then (c) to the persons entitled thereto as determined by applicable law or, absent applicable law, a court of competent jurisdiction. Notwithstanding the foregoing, unless otherwise determined by the Committee (in the form of an Award Agreement or otherwise), a vested Option or SAR shall remain exercisable for one year after the Participant’s death.

(ii) In the event a Participant is deemed by the Company to be disabled within the meaning of the Award Agreement, or, absent a definition therein, the Company’s long-term disability plan, the Award shall be exercisable for the period, and to the extent, specified in the Award Agreement. Awards and rights to any such Awards may be paid to or exercised by the Participant, if legally competent, or a legally designated guardian or representative if the Participant is legally incompetent by virtue of such disability. Notwithstanding the foregoing, unless otherwise determined by the Committee (in the form of an Award Agreement or otherwise), a vested Option or SAR shall remain exercisable for one year after the Participant is deemed disabled.

(iii) After the death or disability of a Participant, the Committee may in its sole discretion at any time (a) terminate restrictions in Award Agreements; (b) accelerate any or all installments and rights; and (c) instruct the Company to pay the total of any accelerated payments in a lump sum to the Participant, the Participant’s estate, beneficiaries or representative, notwithstanding that, in the absence of such termination of restrictions or acceleration of payments, any or all of the payments due under the Awards might ultimately have become payable to other beneficiaries; provided, however, that any such actions shall be consistent with the requirements of Section 409A of the Code and any guidance promulgated thereunder.

(iv) In the event of uncertainty as to interpretation of or controversies concerning this paragraph (c) of Section 12, the Committee’s determinations shall be binding and conclusive on all interested parties..

(c) No Employment or Service Rights. The Plan shall not confer upon any Participant any right with respect to continuation of employment by the Company or service as a director, nor shall it interfere in any way with the right of the Company to terminate any Participant’s employment at any time.

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13. Nonassignability. Except as provided in subsection (b) of Section 12 and this Section 13, no Award or any other benefit under the Plan shall be assignable or transferable, or payable to or exercisable by anyone other than the Participant to whom it was granted. Notwithstanding the foregoing, the Committee (in the form of an Award Agreement or otherwise) may permit Options, other than Incentive Stock Options, to be transferred to members of the Participant’s immediate family, to trusts for the benefit of the Participant and/or such immediate family members, and to partnerships or other entities in which the Participant and/or such immediate family members own all the equity interests. For purposes of the preceding sentence, “immediate family” shall mean a Participant’s spouse, issue and spouses of his issue.

14. Adjustments. In the event of any corporate event or transaction, such as a merger, consolidation, share exchange, recapitalization, reorganization, separation, stock dividend, stock split, split-up, spin-off or other distribution of stock or property of the Company, combination of shares, exchange of shares, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, the Committee, in order to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, in an equitable manner (including adjustments to avoid fractional shares), (a) the number of Common Shares (i) reserved under the Plan, (ii) available for Incentive Stock Options, Restricted Stock or Restricted Stock Units, (iii) for which Awards may be granted to an individual Participant, and (iv) covered by outstanding Awards denominated in stock, (b) the stock prices related to outstanding Awards; and (c) the appropriate Fair Market Value and other price determinations for such Awards. In the event of a merger, consolidation, statutory share exchange, acquisition of property or stock, separation, sale or disposition of all or substantially all assets, reorganization or liquidation, the Committee shall be authorized to (a) issue or assume Awards, whether or not in a transaction to which Section 424(a) of the Code applies, by means of substitution of new Awards for previously issued awards or an assumption of previously issued awards or (b) convert any outstanding, in-the-money Awards into cash on a basis to be determined by the Committee in its sole discretion, and cancel any underwater Awards. Any adjustment, waiver, conversion or other action taken by the Committee under this Section 14 shall be conclusive and binding on all Participants, the Company and their successors, assigns and beneficiaries. All adjustments under this Section 14 shall be made in a manner such that they will not result in a penalty under Section 409A of the Code.

15. Notice. Unless otherwise specified in the Award Agreement or in this Plan, any notice to the Company required by any of the provisions of this Plan shall be addressed to the director of human resources or to the chief executive officer of the Company in writing, and shall become effective when it is received by the office of either of them. Any notice to a Participant shall be addressed to the Participant at his last known address as it appears on the Company’s records.

16. Unfunded Plan. The Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to Common Stock under the Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any Common Stock, nor shall the Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any Common Stock to be granted under the Plan. Any liability of the Company to any Participant with respect to a grant of Common Stock or rights thereto under the Plan shall be based solely upon any contractual obligations that may be created by the Plan and any Award Agreement; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.

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17. Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Wisconsin without giving effect to its conflicts of law provisions.

18. Effective and Termination Dates. The effective date of the Plan is June 7, 2010, subject to shareholder approval. The Plan shall terminate on June 6, 2020, subject to earlier termination by the Board pursuant to Section 11, after which no Awards may be made under the Plan, but any such termination shall not affect Awards then outstanding or the authority of the Committee to continue to administer the Plan.

19. Other Benefit and Compensation Programs. Payments and other benefits received by a Participant pursuant to an Award shall not be deemed a part of such Participant’s regular, recurring compensation for purposes of the termination or severance plans of the Company and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement, unless the Committee expressly determines otherwise.

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BAYLAKE CORP.

2013 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD

AWARD AGREEMENT

We are pleased to inform you that you have been granted a Restricted Stock Unit Award subject to the terms and conditions of the Baylake Corp. 2010 Equity Incentive Plan (the “Plan”) and of this Award Agreement. Unless otherwise defined herein, all terms used in this Award Agreement shall have the same meanings as set forth in the Plan.

Name of Participant:	[____________________]
Date of Award:	[____________________]
Number of Restricted Stock Units:	[____________________]

1.           Restricted Stock Unit Award. Pursuant to the Plan, you are hereby granted a Restricted Stock Unit Award measured in shares of common stock of the Company (“Common Stock”), subject to the terms and conditions of this Award Agreement and the Plan.

2.           Restricted Period. Upon the expiration of the applicable Restricted Period (as described in the chart below), you shall be issued shares of Common Stock equal to the number of Restricted Stock Units that vest. For purposes of this Award Agreement, the Restricted Period shall mean the period beginning on the date of this Award set forth above and ending as set forth below:

Number of Restricted Stock Units	Restricted Period

[___] Restricted Stock Units	[_____________]
[___] Restricted Stock Units	[_____________]
[___] Restricted Stock Units	[_____________]
[___] Restricted Stock Units	[_____________]
[___] Restricted Stock Units	[_____________]

Except as otherwise provided in the Plan, in the event of your termination of employment with the Company for any reason prior to the expiration of the Restricted Period, you shall forfeit to the Company all Restricted Stock Units for which the Restricted Period has not expired.

3.           Shareholder Status. No person shall acquire any rights or privileges as a shareholder of the Company, including no voting or dividend rights, with respect to any shares of Common Stock until such shares have been duly issued by the Company upon the vesting of Restricted Stock Units.

4.           Issuance and Delivery of Shares. As soon as practicable after the expiration of the Restricted Period, the Company shall issue or cause the issuance of certificate(s) representing the Common Stock or shall register such Common Stock in your name. The Company shall have the right to delay the issuance or delivery of any shares to be delivered hereunder until (a) the completion of such registration or qualification of such shares under federal, state or foreign law, ruling or regulation as the Company shall deem to be necessary or advisable and (b) receipt from you of such documents and information as the Company may deem necessary or appropriate in connection with such registration or qualification or the issuance of shares hereunder.

5.           Transfer. This Restricted Stock Unit Award shall not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you other than in the event of your death. Except for the designation of your beneficiary in the event of your death, the purported assignment, alienation, pledge, attachment, transfer or encumbrance of the Award shall be void and unenforceable against the Company. This provision shall not prevent you from transferring the shares of Common Stock to be issued hereunder after the expiration of the Restricted Period.

6.           No Obligation of Employment. This Restricted Stock Unit Award does not guarantee your future employment with the Company or Baylake Bank.

7.           Provisions of the Plan Control. This Restricted Stock Unit Award is qualified in its entirety by reference to the terms and conditions of the Plan. The Plan empowers the Committee to make interpretations, rules and regulations thereunder, and, in general provides that the determinations of such Committee with respect to the Plan shall be binding upon you. The Plan is hereby incorporated herein by reference.

8.           Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of you or the Company.

9.           Taxes. The Company may require payment of or withhold any tax which it believes is required as a result of the vesting of any Restricted Stock Units hereunder, and the Company may defer making delivery with respect to shares of Common Stock issuable hereunder until arrangements satisfactory to the Company have been made with respect to such tax withholding obligations. In no event will any such withholding exceed the minimum amount required by law.

10.         Governing Law. This Award Agreement and all questions arising hereunder or in connection herewith shall be determined in accordance with the laws of the State of Wisconsin without giving effect to its conflicts of law provisions.

You and the Company agree that Restricted Stock Units awarded to you under this Award Agreement are subject to the terms and conditions of the Plan, a copy of which is available to you upon request. As provided in the Plan, you hereby agree to accept as binding any decision of the Committee with respect to the interpretation of the Plan and this Award Agreement, or any other matters associated therewith.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused these presents to be executed as of [____________________].

BAYLAKE CORP.

By:
[Name]
[Title]

The undersigned hereby accepts the foregoing Restricted Stock Unit Award and agrees to the several terms and conditions of this Award Agreement and of the Plan.

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BAYLAKE CORP.

2013 EQUITY INCENTIVE PLAN

NONSTATUTORY STOCK OPTION

AWARD AGREEMENT

We are pleased to inform you that you have been granted an Option to purchase shares of Common Stock of Baylake Corp. (the “Company”), subject to the terms and conditions of the Baylake Corp. 2010 Equity Incentive Plan (the “Plan”) and of this Award Agreement. Unless otherwise defined herein, all terms used in this Award Agreement shall have the same meanings as set forth in the Plan.

Name of Participant:	[____________________]
Date of Award:	[____________________]
Purchase Price per Share (Strike Price):	[____________________]
Number of Shares of Common Stock:	[____________________]

1.           Option. Pursuant to the Plan, you are hereby granted the option to purchase shares of Common Stock on the terms and conditions set forth in this Award Agreement. The Option granted hereunder shall be a Nonstatutory Stock Option.

2.           Vesting Schedule. The Option granted pursuant to this Award will vest according to the following schedule, provided, however, that, except as otherwise provided in the Plan, you must be employed by the Company on each vesting date for that portion of the Option to vest:

Number of Shares of Common Stock	Vesting Date

[___] shares	[_____________]
[___] shares	[_____________]
[___] shares	[_____________]
[___] shares	[_____________]
[___] shares	[_____________]

3.           Method of Exercising Option. Subject to the limitations and terms stated elsewhere in this Award Agreement or in the Plan, this Option will be exercisable as to all or a portion of the Common Stock in accordance with the vesting schedule above in Section 2. In no event will the Option be exercisable if it would result in a violation of federal or state securities laws or would occur later than ten (10) years from the date of grant. The Option may be exercised in whole or in part by delivery to the Company (a) written notice identifying the Option and stating the number of shares with respect to which it is being exercised and (b) payment in full of the exercise price of the shares then being acquired as permitted under Section 9 of the Plan. No person shall acquire any rights or privileges of a shareholder of the Company with respect to any shares of Common Stock until such shares have been duly issued. The Company shall have the right to delay the issuance or delivery of any shares to be delivered hereunder until (a) the completion of such registration or qualification of such shares under federal, state or foreign law, ruling or regulation as the Company shall deem to be necessary or advisable and (b) receipt from you of such documents and information as the Company may deem necessary or appropriate in connection with such registration or qualification or the issuance of shares hereunder.

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4.           Expiration Date. Upon your Retirement, death or Disability, the vested portion of this Option shall remain exercisable for one (1) year from the date of such event. Upon your termination of employment with the Company for any other reason (except for Cause), the vested portion of this Option shall remain exercisable for ninety (90) days from the date of such termination. Upon your termination of employment for Cause, this Option shall immediately expire. Notwithstanding anything herein contained to the contrary, this Option shall not be exercisable subsequent to ten (10) years after the date of grant.

5.           Transfer. The Option shall be nontransferable and shall, except in the case of death or Disability, be exercisable only by you during your lifetime. Notwithstanding the foregoing, you shall have the right to transfer the Option upon your death, either by the terms of your will or under the laws of descent and distribution. In the case of your Disability, the Option shall be exercisable by your personal guardian or representative. Upon your death, the Option shall be exercisable by your personal representative, administrator, or other representative of your estate, or the person or persons to whom this Option shall pass by will or under the laws of descent and distribution.

6.           No Obligation of Employment. The award of this Option does not guarantee your future employment with the Company or Baylake Bank.

7.           Provisions of the Plan Control. This Option is qualified in its entirety by reference to the terms and conditions of the Plan. The Plan empowers the Committee to make interpretations, rules and regulations thereunder, and, in general provides that the determinations of such Committee with respect to the Plan shall be binding upon you. The Plan is hereby incorporated herein by reference.

8.          Governing Law. This Award Agreement and all questions arising hereunder or in connection herewith shall be determined in accordance with the laws of the State of Wisconsin without giving effect to its conflicts of law provisions.

9.           Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of you or the Company.

10.         Taxes. The Company may require payment of or withhold any tax which it believes is required as a result of the grant or exercise of the Option, and the Company may defer making delivery with respect to shares issuable hereunder until arrangements satisfactory to the Company have been made with respect to such tax withholding obligations. In no event will any such withholding exceed the minimum amount required by law.

11.         Notice. Any notice to the Company shall be addressed to the director of human resources or to the chief executive officer of the Company in writing, and shall be effective when it is hand-delivered or three (3) days after its deposit in the U.S. mail, postage-paid, certified, and return receipt requested. Any notice to you shall be addressed to your most recent home address reflected on the Company’s employment records, and shall be effective when hand-delivered to you or three (3) days after its deposit in the U.S. mail, postage-paid, certified, and return receipt requested.

You and the Company agree that the Option which has been awarded to you under this Award Agreement is subject to the terms and conditions of the Plan, a copy of which is available to you upon request. As provided in the Plan, you hereby agree to accept as binding any decision of the Committee with respect to the interpretation of the Plan and this Award Agreement, or any other matters associated therewith.

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IN WITNESS WHEREOF, the Company has caused these presents to be executed as of [____________________].

BAYLAKE CORP.

By:
[Name]
[Title]

The undersigned hereby accepts the foregoing Option and agrees to the several terms and conditions of this Award Agreement and of the Plan.

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